Exhibit 4.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the use of our report dated May 5, 2006 with respect to the financial statements of Virginia Gold Mines Inc.(predecessor to Virginia Mines Inc.) included in this Annual Report on Form 40-F for the year months ended February 28, 2006 filed with the U.S. Securities and Exchange Commission.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Chartered Accountants
City of Québec, Québec, Canada

May 5, 2006